Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and capital resources of Ralcorp Holdings, Inc. This discussion should be read in conjunction with the financial statements under Item 8, especially the segment information in Note 19, and the “Cautionary Statement on Forward-Looking Statements” included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The terms “we,” “our,” “Company,” and “Ralcorp” as used herein refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries. The terms “base business” and “base businesses” as used herein refer to businesses that were owned by Ralcorp (and therefore included in our operating results) for the duration of each of the periods being compared (i.e., excluding businesses acquired since the beginning of the prior fiscal year). We have included financial measures for our base businesses (such as sales growth excluding acquisitions) because they provide useful and comparable trend information regarding the results of those businesses without the effects of incremental results from recent acquisitions.
RECENTLY ISSUED ACCOUNTING STANDARDS
See Note 1 for a discussion regarding recently issued accounting standards, including standards formerly referred to as Statement of Financial Accounting Standards (FAS) 157, FAS 159, FAS 141(R), FAS 161, FAS 166, FAS 167, FAS 168, and FASB Staff Position (FSP) FAS 142-3, FSP FAS 157-4, FSP FAS 107-1 and APB 28-1, and FSP FAS 115-2 and FAS 124-2.
RESULTS OF OPERATIONS
Consolidated
As discussed in more detail below, our results for the past three years were significantly affected by the acquisition of Post Foods and other businesses, as well as items related to our investment in Vail Resorts, Inc. The following table summarizes key data (in millions of dollars, except for percentage data as indicated) that we believe are important for you to consider as you read the consolidated results analysis discussions below. In addition, please refer to Note 19 for data regarding net sales and profit contribution by segment.

	2009	2008	2007
Net earnings	290.4	167.8	31.9
Net sales	3,891.9	2,824.4	2,233.4
Cost of products sold as a percentage of net sales	72.8%	82.1%	81.5%
SG&A as a percentage of net sales	15.6%	11.6%	11.3%
Interest expense	99.0	54.6	42.3
Gain (loss) on forward sale contracts	17.6	111.8	(87.7)
Gain on sale of securities	70.6	7.1	—
Post Foods transition and integration costs	31.6	7.9	—
Post Foods inventory valuation adjustment	—	23.4	—
Restructuring charges	.5	1.7	.9
Effective income tax rate	35.9%	36.0%	24.6%
Equity in earnings of Vail Resorts, Inc.	15.4	21.7	13.6
Net Earnings Earnings have been positively impacted by business acquisitions, organic growth, and gains on the sale of our Vail shares, but negatively impacted by higher raw material costs, merger transition costs, and interest expense. In addition, non-cash gains and losses due to changes in the fair value of our Vail forward sale contracts caused large swings in net earnings in 2007 and 2008. More detailed discussion and analysis of these and other factors follows.

Net Sales Net sales grew $591.0 million (26%) from 2007 to 2008 and $1,067.5 million (38%) from 2008 to 2009. Most of the increases in net sales is attributable to the timing of business acquisitions. The following table shows the approximate amount of sales derived from recent acquisitions (in millions of dollars).

Business Acquired	Reporting Segment	Acquisition Date	2009	2008	2007
Harvest Manor	Snacks, Sauces & Spreads	March 20, 2009	$91	$—	$—
Post Foods	Branded Cereal Products	August 4, 2008	1,071	181	—
Bloomfield Bakers	Other Cereal Products	March 17, 2007	259	270	130
Cottage Bakery	Frozen Bakery Products	November 10, 2006	130	133	108
Excluding sales from the fiscal 2007 and 2008 acquisitions, our net sales grew by 12% from 2007 to 2008, and excluding sales from the fiscal 2008 and 2009 acquisitions, our net sales grew by 3% from 2008 to 2009. This base business growth is attributable to improved selling prices for both comparisons, as well as overall volume gains from 2007 to 2008. We further describe these and other factors affecting net sales in the segment discussions below.
Operating Expenses Cost of products sold as a percentage of net sales had been increasing as input costs rapidly increased, and were partially offset by the effects of related (but delayed) selling price increases. In 2009 however, the effects of selling price increases caught up and exceeded the effect of rising input costs. Input costs also began to level off in 2009 and overall raw materials variances were favorable in the second half of the year. Key input costs include raw materials (ingredients and packaging) and freight (outbound rates and fuel surcharges). The following table shows the estimated year-over-year gross impacts (in millions) of per unit costs (or rates) of these cost components by reportable segment, except for the Branded Cereal Products segment for which comparisons are not meaningful due to the timing of the Post Foods acquisition.

	Unfavorable/(Favorable)
	2009 vs 2008		2008 vs 2007
	Raw	Outbound	Raw	Outbound
	Materials	Freight	Materials	Freight
Other Cereal Products	$20.2	$(0.4)	$21.9	$1.8
Snacks, Sauces & Spreads	40.1	(5.6)	92.0	3.4
Frozen Bakery Products	9.1	(3.3)	40.0	4.7

	$69.4	$(9.3)	$153.9	$9.9

Fiscal 2008 cost of products sold was also affected by an inventory adjustment related to the acquisition of Post Foods. Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 million higher than the historical manufacturing cost of the inventory. Post Foods’ inventory value and cost of products sold were based on post-acquisition production costs for all product manufactured after the acquisition date. In 2008, all of the $23.4 million (non-cash) inventory valuation adjustment was recognized in cost of products sold, reducing net earnings by approximately $15.0 million after the related tax effect.
Selling, general, and administrative (SG&A) increased as a percentage of net sales primarily related to the acquisition of Post Foods. Due to the nature of Post Foods’ branded business, higher advertising and promotion costs were incurred. Excluding Post Foods, SG&A as a percentage of net sales was 9.0% and 11.0% in 2009 and 2008, respectively. This base business decrease was primarily the result of selling price increases and gains from mark-to-market adjustments on deferred compensation liabilities in 2009 and sales volume growth in 2008, partially offset by sales volume declines in 2009, higher amortization of intangibles, and increased expense from mark-to-market adjustments on deferred compensation liabilities from 2007 to 2008.
Again, refer to the segment discussions below for other factors affecting cost of products sold and SG&A expenses. In addition, refer to our policy regarding cost of products sold in Note 1 because our gross profit percentages may not be comparable to those of other companies who report cost of products sold on a different basis.

Interest Expense, Net Net interest expense has increased primarily as a result of rising debt levels and interest rates. Long-term debt rose from $552.6 million at the beginning of fiscal 2007 to $1,657.0 million at the end of fiscal 2009 due to borrowings used to fund the Cottage Bakery and Bloomfield Bakers acquisitions in 2007 and debt assumed in the Post Foods acquisition in 2008. The weighted average interest rate on all of the Company’s outstanding debt rose from 5.1% in 2007 to 5.3% in 2008 and 5.8% in 2009. For more information about our long-term debt, see Note 14. Refer to Note 10 for information about our agreement to sell our trade accounts receivable on an ongoing basis, including amounts of related discounts reported in SG&A.
Gain/Loss on Forward Sale Contracts Net earnings were affected by non-cash gains and losses on forward sale contracts related to some of our shares of Vail Resorts, Inc. All contracts were settled during fiscal 2009. The contracts included a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received a total of $140.0 million). Because Ralcorp accounted for its investment in Vail Resorts using the equity method, these contracts, which were intended to hedge the future sale of those shares, were not eligible for hedge accounting. Therefore, gains or losses on the contracts were immediately recognized in earnings. For more information on these contracts, see “LIQUIDITY AND CAPITAL RESOURCES” below, as well as Note 6.
Gain on Sale of Securities In August and September 2008, we sold 368,700 of our shares of Vail Resorts, Inc. common stock for a total of $13.7 million. The shares had a carrying value of $6.6 million, so the transaction resulted in a $7.1 million pre-tax gain. During fiscal 2009, we sold our remaining 7,085,706 shares for a total of $211.9 million. The shares had a carrying value of $141.3 million, resulting in a $70.6 million gain.
Post Foods Transition and Integration Costs As planned, Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $31.6 million and $7.9 million in 2009 and 2008, respectively. The Company expects these transition and integration costs to continue into fiscal 2010, albeit at significantly reduced amounts from those incurred during fiscal 2009.
Restructuring Charges In fiscal 2008, we closed our plant in Billerica, MA, and transferred the production to other facilities within the Snacks, Sauces & Spreads segment. In addition to employee termination benefits for approximately 90 employees, charges for this project included a write-off of abandoned property. Estimated annual cost savings from this project (net of certain increased costs and lost sales) were approximately $4 million beginning in the fourth quarter of fiscal 2008.
In fiscal 2007, we closed our plant in Blue Island, IL, terminating 86 employees, and moved production to other facilities within the Frozen Bakery Products segment. In addition to employee termination benefits, charges for this project included costs to clean up the facility and a charge to write-off remaining inventories. Estimated annual cost savings from this project (net of certain increased costs and lost sales) were approximately $1 million.
For more information regarding these restructuring charges, see Note 3.
Income Taxes Our effective tax rate returned to a normal level in fiscal 2008 and 2009. The effect of increases in our blended state tax rates was offset by the effect of the increase in the “Domestic Production Activities Deduction”, a federal deduction of 6% (3% in 2007) of the taxable income from our production activities in the U.S. (i.e., excluding equity method earnings and other gains or losses related to our investment in Vail Resorts, Inc., and excluding our Canadian operations). The 2007 effective tax rate was reduced by the effect of approximately $1.9 million related to favorable resolutions of uncertain tax positions and adjustments to the related reserve. The rate in each of the past three years was also reduced by certain Canadian tax benefits. Note that all the tax adjustments discussed above had a greater effect on the rate in 2007 because pre-tax income was significantly reduced by the loss on forward sale contracts. See Note 4 for more information about income taxes.
Equity in Earnings of Vail Resorts, Inc. Earnings from our investment in Vail Resorts (NYSE ticker: MTN) improved from 2007 to 2008 but declined from 2008 to 2009. See Note 5 for more information about this investment, which was completely liquidated in September 2009.

Branded Cereal Products
The Branded Cereal Products segment consists of Post Foods, acquired on August 4, 2008. Due to the additional ten months of results in fiscal 2009 as compared to fiscal 2008, net sales in the segment grew $890.1 million and profit contribution increased $207.3 million. Total net sales for fiscal 2009 included $7.8 million of revenue from a temporary co-manufacturing arrangement which concluded in June. Post’s sales volumes and competitive position in the cereal category were negatively impacted by the business challenges arising from the complex integration and transition processes and by a reduction in Post branded promotional activity relative to the competition, particularly during the second half of fiscal 2009.
Other Cereal Products
Net sales in the Other Cereal Products segment grew $47.3 million (6%) for fiscal 2009 and $201.1 million (36%) for fiscal 2008. Excluding the incremental sales from Bloomfield Bakers in the 2008 to 2007 comparison (as shown under Consolidated — Net Sales above), net sales in the segment grew 14% in 2008. The segment continued to increase distribution with most of its largest retail cereal customers and also benefited from a favorable sales mix in 2009, excluding the effects of declines in co-manufacturing sales. Volume changes, excluding Bloomfield Bakers in the 2008 to 2007 comparison, are summarized in the following table (note that co-manufacturing was approximately 4% and 9% of the segment’s total 2009 and 2008 base business sales volume, respectively):

	Sales Volume Change
	from Prior Year
	2009	2008
Ready-to-eat (RTE) cereal	12%	9%
Hot cereal	-1%	3%
Nutritional bars	-3%	n/a
Co-manufacturing	-14%	67%
Other minor categories	-2%	-4%
Total	4%	11%
For fiscal 2009 compared to 2008, the segment’s profit contribution increased $17.2 million (23%) due to improved pricing and overall volume growth, largely offset by the impact of increased costs. Refer to the raw material and freight summary under Consolidated — Operating Expenses above. The most notable raw material cost increases were in rice, oats, corn, sugar and fruits.
For fiscal 2008 compared to 2007, the segment’s profit contribution increased as a result of the Bloomfield Bakers acquisition. The extra 24 weeks of results from Bloomfield Bakers added an estimated $9.2 million of profit. Excluding that acquisition timing impact, profit contribution improved as the effects of selling price adjustments and volume growth slightly exceeded the negative effects of higher raw material, production, and freight costs, and promotional expenses. Refer to the raw material and freight summary under Consolidated — Operating Expenses above. The most notable raw material cost increases were in wheat and corn products, oats, rice, and soybean oil.

Snacks, Sauces & Spreads
Net sales for the Snacks, Sauces & Spreads segment increased 13% in fiscal 2009 and 11% in fiscal 2008. For 2009, the growth was primarily due to the acquisition of Harvest Manor (as shown under Consolidated — Net Sales above). Base business net sales increased 5% as a result of price improvements offset by volume declines. Base business volume declines are primarily attributable to segment management’s decision to exit lower margin business in response to the rapid raw material cost escalation over the last eighteen months. For 2008, the growth was primarily the result of improved pricing and a product mix shift to higher-priced items. Overall volumes were down slightly as the effects of reduced purchases by some customers as a result of the increased prices were partially offset by increased distribution with certain existing customers and increased product promotions by some others. Volume changes (excluding Harvest Manor) were as follows (note that co-manufacturing was approximately 5% of the segment’s total sales volume in both 2009 and 2008):

	Sales Volume Change
	from Prior Year
	2009	2008
Nuts	-10%	1%
Crackers	-4%	-5%
Cookies	-6%	1%
Peanut butter	-2%	2%
Preserves & jellies	1%	6%
Table syrup	0%	7%
Chips	-4%	5%
Spoonable & pourable salad dressings	-14%	-1%
Co-manufacturing	-11%	2%
Other minor categories	1%	1%
Total	-4%	1%
For fiscal 2009, the segment’s profit contribution was significantly higher than in fiscal 2008 as a result of the improved pricing, improved mix, and incremental profit from Harvest Manor, partially offset by higher input costs (shown under Consolidated — Operating Expenses above). Results from Harvest Manor added about $5.6 million. For fiscal 2008 compared to fiscal 2007, the segment’s profit contribution declined because of the effects of higher raw material costs and freight rates, nearly offset by the net effects of selling price changes and volume increases. The most significant raw material cost increases came from various nuts, oils, cocoa, and sweeteners.
Frozen Bakery Products
Net sales of the Frozen Bakery Products segment decreased from $711.8 million in 2008 to $694.8 million in 2009 (a 2% decrease) as a result of volume declines partially offset by selling price improvements. The segment’s net sales are being impacted by general economic and competitive conditions. Sales volumes in the foodservice channel, particularly in the higher margin bread category, has been negatively impacted by the loss of a major customer due to pricing actions and lower restaurant traffic at our casual-themed national customers. In the in-store bakery channel, volume losses were primarily attributable to lower sales of breads (particularly higher priced organic breads) and cookies, partially offset by an increase in frozen dough sales volumes. The retail channel volume decrease was driven by aggressive pricing and promotion by a branded competitor and overall category softness, as well as reduced co-manufacturing business. For fiscal 2008 compared to 2007, base business net sales (i.e., excluding Cottage Bakery) grew about 12% due to the effects of price increases and higher volumes. By sales channel, that net sales growth came from a 14% increase in foodservice, a 9% increase in in-store bakery (ISB), and a 17% increase in retail. Excluding sales of Cottage Bakery in the 2008 to 2007 comparison, sales volumes by channel changed as follows:

	Sales Volume Change
	from Prior Year
	2009	2008
Foodservice	-16%	2%
In-store bakery (ISB)	-8%	2%
Retail	-5%	10%
Total	-11%	3%

The segment’s profit contribution was $70.4 million, $63.7 million, and $69.1 million in fiscal 2007, 2008, and 2009, respectively. Fiscal 2009 profit contribution rose as a result of significant pricing improvements, favorable raw material costs in the second half of the year (unfavorable overall, as shown under Consolidated — Operating Expenses above) and favorable exchange rates, partially offset by the volume declines and an unfavorable product mix. Fiscal 2008 profit contribution was reduced by higher costs of raw materials and freight, an unfavorable change in product mix, and slightly higher warehousing costs, but improved pricing and the incremental Cottage Bakery profit due to acquisition timing offset most of those negative effects. The raw materials cost impact primarily related to wheat flour, fats and oils. Currency exchange rate changes, net of the effects of foreign currency hedging activities, had a $3.7 million favorable impact for 2009 versus 2008 and a $5.6 million unfavorable impact for 2008 versus 2007. The extra six weeks of results from Cottage Bakery added an estimated $2.5 million of profit for 2008 compared to 2007.
LIQUIDITY AND CAPITAL RESOURCES
Historically, we have funded operating needs by generating positive cash flows through operations. We expect to continue generating operating cash flows through our mix of businesses and expect that short-term and long-term liquidity requirements will be met through a combination of operating cash flows and strategic use of borrowings under committed and uncommitted credit arrangements. Because of the amount of cash and financing we currently have available, we believe we have sufficient liquidity. Although the national and world-wide financial crisis has abated in recent months, we have continued to monitor closely events and the financial institutions associated with our credit facilities, including monitoring credit ratings and outlooks, capital raising and merger activity.
Capital resources remained strong at September 30, 2009, with total shareholders’ equity of $2,705.6 million and a long-term debt to total capital (which is the total of long-term debt and total shareholders’ equity) ratio of 37%, compared to corresponding figures for September 30, 2008, of $2,411.5 million and 41%. Cash and cash equivalents totaled $282.8 million at September 30, 2009. Working capital, excluding cash and cash equivalents, decreased to $192.4 million at September 30, 2009, from $241.8 million at September 30, 2008, primarily as a result of a $62.6 million decrease in our receivable due from Kraft Foods Inc., reclassification of $45.3 million of long-term debt to current liabilities, and a $35.7 million increase in accounts and notes payable, offset by a $77.9 million increase in our investment in Ralcorp Receivables Corporation and a $20.8 million increase in working capital related to the acquired Harvest Manor Farms business.
Operating Activities
Cash provided by operating activities was $326.7 million, $132.8 million, and $217.6 million in 2009, 2008, and 2007, respectively. The increase from 2008 to 2009 was partially the result of the change in the due to/from Kraft Foods Inc. from a $49.0 million receivable at September 30, 2008 to a $13.6 million payable at September 30, 2009. The change in cash flows was also affected by fluctuations in proceeds from our accounts receivable sale program. During fiscal 2009, 2008, and 2007, proceeds decreased $50.0 million, increased $4.2 million, and increased $45.8 million, respectively. This explains $41.6 million of the decrease in cash from operating activities from 2007 to 2008 and offsets $54.2 million of the increase from 2008 to 2009. See “Off-Balance Sheet Financing” below for more information about the sale of receivables. Remaining changes are primarily due to increased sales and improvements in cash profit margins, as well as fluctuations in other components of working capital.
Investing Activities
Net cash paid for business acquisitions totaled $55.0 million in fiscal 2009 (Harvest Manor), $20.3 million in fiscal 2008 (Post Foods), and $331.9 million in fiscal 2007 (Cottage Bakery, Bloomfield Bakers, and Pastries Plus). See Note 2 for more information about these acquisitions.
Capital expenditures were $115.0 million, $62.5 million, and $51.7 million in fiscal years 2009, 2008, and 2007, respectively. Expenditures in these three years included information systems projects and special projects at the recently acquired businesses. Capital expenditures for fiscal 2010 are expected to be $130-$140 million. As discussed below, we have adequate capacity under current borrowing arrangements, in addition to cash on hand, to meet these cash needs.
During 2009, we sold 2,692,443 shares of Vail common stock and received proceeds of $82.4 million. As of September 30, 2009, we no longer own any shares of Vail common stock.

Financing Activities
On January 18, 2007, we issued Fixed Rate Senior Notes, Series I, totaling $100.0 million in two tranches: $75.0 million and $25.0 million. One third of each tranche must be repaid on January 18, 2015, 2017, and 2019. On May 11, 2007, we issued Fixed Rate Senior Notes, Series J, totaling $100.0 million due in 2022. On August 4, 2008, we assumed ownership of Fixed Rate Senior Notes maturing 2018 totaling $577.5 million, Floating Rate Senior Notes maturing 2018 totaling $20.0 million, Fixed Rate Senior Notes maturing 2020 totaling $67.0 million, Term Loan A-1 for $100.0 million, and Term Loan A-2 for $200.0 million. On July 18, 2008, we entered into a new three-year $400 million Revolving Credit Agreement with 15 banks, replacing the similar agreement established on December 27, 2005, but there were no outstanding borrowings under the new agreement as of September 30, 2009. On May 28, 2009, we issued Fixed Rate Senior Notes, Series 2009A and Series 2009B, totaling $100 million, with $50 million due in 2019 and $50 million due in 2021. On August 14, 2009, we issued Fixed Rate Senior Notes totaling $300 million due in 2039.
In December 2008, $29.0 million of Series B and $10.7 million of Series D were repaid as scheduled. On August 23, 2009, we repaid Series H prior to its maturity date of February 22, 2011. Scheduled payments of $2.5 million were made in December 2008, March 2009, and June 2009 for our Term Loan A-2. The remaining balance of $192.5 million was paid on September 2, 2009, prior to its maturity date of August 2, 2013. In fiscal 2010, $29.0 million of Series B, $10.7 million of Series D, and the $5.6 million IRB are scheduled to be repaid.
The $300 million of Senior Notes maturing in 2039 do not contain financial covenants. All of our other notes provide that, if we elect to pay additional interest, our ratio of “Total Debt” to “Adjusted EBITDA” (each term as defined in the debt agreements) may exceed the 3.5 to 1 limit, but be no greater than 4 to 1, for a period not to exceed 12 consecutive months. As of September 30, 2009, the ratio of Total Debt to Adjusted EBITDA was 2.4 to 1, and we were also in compliance with all other debt covenants.
Supplementing our available borrowing capacity, under the agreement described under “Off-Balance Sheet Financing” below, we could choose to sell up to $75 million of ownership interests in accounts receivable, but we had sold none as of September 30, 2009. To date, we have not experienced a disruption in the market for our secured receivables-based financing. In the event of such disruption, we presently have sufficient borrowing capacity under our committed revolving credit agreement.
We purchased a total of $78.8 million of Ralcorp stock (1,382,500 shares) in fiscal 2007 and $5.6 million (100,000 shares) in fiscal 2008. On November 10, 2009, the Board of Directors authorized the repurchase of up to 7,000,000 additional shares.
Off-Balance Sheet Financing
As an additional source of liquidity, on September 24, 2001, Ralcorp entered into an agreement to sell, on an ongoing basis, all of its trade accounts receivable to a wholly owned, bankruptcy-remote subsidiary called Ralcorp Receivables Corporation (RRC). RRC entered into a related arrangement to sell up to $66.0 million of undivided percentage ownership interests in qualifying receivables to a bank commercial paper conduit (the Conduit). As of September 30, 2009, the accounts receivable of Medallion, Western Waffles, Cottage Bakery, Bloomfield Bakers, Post Foods, and Harvest Manor businesses had not been incorporated into the sale agreement and were not being sold to RRC. In October 2008, most of the component businesses of the Frozen Bakery Products segment were added to the agreement and the maximum amount that RRC can sell to the Conduit was increased to $75 million. Covenants in the new agreement include requirements that “EBIT” be at least three times “Consolidated Interest Expense”, and that “Total Debt” not exceed 3.75 times “Adjusted EBITDA” (each term as defined in the agreement). RRC’s only business activities relate to acquiring and selling interests in Ralcorp’s receivables. Upon the agreement’s termination, the Conduit would be entitled to all cash collections on RRC’s accounts receivable until its purchased interest has been repaid. The agreement is renegotiated annually and will terminate in October 2010, unless again extended.
The trade receivables sale arrangement with RRC represents “off-balance sheet financing” since the sale results in assets being removed from our balance sheet rather than resulting in a liability to the Conduit. The organizational documents of RRC and the terms of the agreements governing the receivables sale transactions make RRC a qualifying special purpose entity. As such, it is not to be consolidated in Ralcorp’s financial statements under generally accepted accounting principles. Furthermore, the “true sale” nature of the arrangement requires Ralcorp to account for RRC’s transactions with the Conduit as a sale of accounts receivable instead of reflecting the Conduit’s net investment as debt with a pledge of accounts receivable as collateral. If RRC were not a qualifying special purpose entity and if the arrangement were not considered a “true sale,” the outstanding balance of receivables would remain on Ralcorp’s balance sheet, proceeds received from the Conduit (zero as of September 30, 2009) would be shown as short-term debt, and there would be no investment in RRC. See further discussion in Note 10.

Contractual Obligations
In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2009.

		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
Long-term debt obligations (a)	$2,883.9	$142.2	$250.7	$336.6	$2,154.4
Operating lease obligations (b)	60.2	12.7	22.3	13.0	12.2
Purchase obligations (c)	489.0	380.9	78.6	29.5	—
Deferred compensation obligations (d)	32.0	2.3	8.8	10.9	10.0
Benefit obligations (e)	310.2	12.5	25.7	31.4	240.6

Total	$3,775.3	$550.6	$386.1	$421.4	$2,417.2

(a)	Long-term debt obligations include principal payments, interest payments, and interest rate swap settlements based on interest rates at September 30, 2009. See Note 14 for details.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 15.

(c)
Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)
Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)	Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation.
INFLATION
We recognize that inflationary pressures have had an adverse effect on the Company through higher raw material and fuel costs, as discussed above. It is our view that inflation has not had a material adverse impact on operations in the three years ended September 30, 2009.
CURRENCY
Certain sales and costs of our Western Waffles business and (upon acquisition in August 2008) the Canadian operations of our Post Foods business, were denominated in Canadian dollars. Consequently, profits from these businesses can be impacted by fluctuations in the value of Canadian dollars relative to U.S. dollars. When practical, we use various types of currency hedges to reduce the economic impact of currency fluctuations.
OUTLOOK
Our strategy is to continue to grow the Company by capitalizing on the opportunities in the food business including private label, branded and foodservice arenas. In the past few years, we have taken substantial steps to reshape the Company and achieve sufficient scale in the categories in which we operate. We expect to continue to improve our business mix through volume and profit growth of existing businesses, as well as through acquisitions or strategic alliances. We will continue to explore those acquisition opportunities that strategically fit with our intention to be the premier provider of high value food products, such as the August 4, 2008, merger of the Post ready-to-eat cereal operations of Kraft Foods Inc. into Ralcorp and the March 20, 2009 acquisition of Harvest Manor Farms. We ended fiscal 2009 with strong cash and liquidity positions which give us significant flexibility to pursue acquisitions, cost reduction initiatives, capacity additions, share repurchases or other opportunities aimed at creating shareholder value. The following paragraphs discuss significant trends that we believe will impact our results.
Post’s sales volumes and competitive position in the cereal category were negatively impacted by the business challenges arising from the transition to a new sales organization, temporary logistical issues related to the movement of all products to Ralcorp distribution centers and a reduction in Post branded promotional activity. These issues were particularly evident during the last six months of fiscal 2009. We have resolved most of the transition issues and have undertaken steps to improve the competitiveness of Post brands within the cereal category including, but not limited to, the nature, timing and execution of branded promotional programs. We believe that these actions, coupled with our focus on cost reductions, will result in improved Post net sales and operating profit for fiscal 2010 compared to fiscal 2009.

The Company purchases significant quantities of certain ingredients (e.g., wheat flour, edible oils, corn syrup and sweeteners, peanuts and various tree nuts, other grain products, cocoa products, fruits), packaging materials (e.g., resin, glass, paper products), energy (e.g., natural gas), and transportation services (which include surcharges based on the price of diesel fuel). In the last three years, the costs of some of these items, notably wheat and corn products (as well as other grain products), peanuts, and petroleum-related products, have increased significantly. During the fourth quarter of fiscal 2009, we saw an overall decline in these costs compared to the same period of the prior year and we expect this trend to continue through at least the first six months of fiscal 2010, although the net impact of these changes cannot be quantified with any degree of certainty.
A significant portion of the sales of Ralcorp Frozen Bakery Products are to restaurants and other foodservice customers. The restaurant and foodservice channels have been negatively impacted by reduced customer visits caused by the economic recession in the United States and related high unemployment. We expect this portion of our business to remain very challenging and that weakness will persist until there is sustained improvement in the overall economic outlook.
During fiscal 2009, the Company recognized $9.8 million ($.17 per share) of non-cash equity earnings based upon its then ownership of Vail Resorts, Inc. As the Company has completely liquidated its ownership of Vail shares, fiscal 2010 will not include any comparable earnings amount.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of the Company’s financial condition and results and require management’s most difficult, subjective or complex judgments.
Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged. If additional rights of return are granted, revenue recognition is deferred. We record estimated reductions to revenue for customer incentive offerings based upon specific program offerings and each customer’s redemption history. If specific program volumes exceed planned amounts or a greater proportion of customers redeem incentives than estimated, additional reductions to revenue may be required.
Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.
We review long-lived assets, including leasehold improvements and property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. We conduct a goodwill impairment review during the fourth quarter of each fiscal year. The goodwill impairment tests require us to estimate the fair value of our businesses and certain assets and liabilities, for which we utilize valuation techniques such as EBITDA multiples and discounted cash flows based on projections. In our recent tests, we assumed EBITDA multiples of approximately 6 and discount rates of approximately 10.5%.

Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets; estimates of the expected return on plan assets, discount rates, and future salary increases; and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated Aa or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 6.0% to 5.0%) would have increased the recorded benefit obligations at September 30, 2009 by approximately $30 million for pensions and approximately $16 million for other postretirement benefits. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations of the plans. A 1% decrease in the assumed return on plan assets (from 8.75% to 7.75%) would have increased the net periodic benefit cost for the pension plans by approximately $2 million. See Note 16 for more information about pension and other postretirement benefit assumptions.
Liabilities for workers’ compensation claims and accrued healthcare costs (including a reserve for claims incurred but not yet reported) are estimated based on details of current claims, historical experience, and expected trends determined on an actuarial basis.
Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. For equity awards, the original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. For liability awards, the fair value is remeasured at the end of each reporting period. See Note 18 for more information about stock-based compensation and our related estimates.
Until June 2009, we accounted for our investment in Vail Resorts, Inc using the equity method of accounting because Ralcorp had significant influence. When the forward sale contracts related to shares of Vail common stock were settled in June 2009, we no longer had significant influence and accounted for our investment as available for sale securities until September 2009, when all shares had been sold. Until the forward sale contracts were settled, they were marked to fair value based on the Black-Scholes valuation model and any gains or losses on the contracts were immediately recognized in earnings. Key assumptions used in the valuation included the Vail stock price, expected stock price volatility, and the risk-free interest rate. See Note 5 and Note 6 for more information about the investment in Vail and Vail forward sale contracts.
We estimate income tax expense based on taxes in each jurisdiction, including Canada. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures. As of the end of fiscal 2009, two years (2007 and 2008) were subject to audit by the Internal Revenue Service and three years (2006, 2007 and 2008) were subject to audit by the Canadian Revenue Agency.